Exhibit 1.2

Form of Master ATM Forward Confirmation

Date:       [*], 20[*]

To:	California Water Service Group

1720 North First Street

San Jose, California 95112

E-mail: [*]

Attention: [*]

From: [DEALER NAME AND NOTICE INFORMATION]

Ladies and Gentlemen:

The purpose of this letter agreement (this “Master Confirmation”) is to confirm the terms and conditions of the Transactions to be entered into from time to time between [DEALER NAME] (“Dealer”) and California Water Service Group (the “Counterparty”) on each Trade Date specified in the relevant supplemental confirmation delivered hereunder and substantially in the form of Annex A hereto (each, a “Supplemental Confirmation”). This letter agreement with an accompanying Supplemental Confirmation and, as applicable, the related Pricing Notification (as defined below) each constitutes a “Confirmation,” under the ISDA 2002 Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation and each Supplemental Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transactions to which this Master Confirmation relates on the terms and conditions set forth below.

1.	Each Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the applicable Transaction. Each Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but (i) with the elections set forth in such Confirmation and (ii) with the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer and Counterparty as if (a) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (b) (i) the “Threshold Amount” with respect to Dealer were three percent of the [shareholders’] [members’] equity of [Dealer][[Dealer’s ultimate parent entity] (“Dealer Parent”)] and (ii) the “Threshold Amount” with respect to Counterparty were USD 20,000,000, (c) the following language were added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; and (d) the term “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business). In the event of any inconsistency between provisions of the Agreement, the Equity Definitions, this Master Confirmation, the relevant Supplemental Confirmation or the relevant Pricing Notification (if applicable), the following will prevail for the purpose of the applicable Transaction in the order of precedence indicated: (i) the Pricing Notification (if applicable), (ii) the Supplemental Confirmation, (iii) this Master Confirmation, (iv) the Equity Definitions and (v) the Agreement. The parties hereby agree that, other than the Transactions to which this Master Confirmation relates, no Transaction shall be governed by the Agreement. For purposes of the Equity Definitions, each Transaction is a Share Forward Transaction. If there exists any ISDA Master Agreement between Dealer or any of its Affiliates (each, a “Dealer Affiliate”) and Counterparty or any confirmation or other agreement between a Dealer Affiliate and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between such Dealer Affiliate and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer Affiliate and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement. Notwithstanding anything to the contrary in any other agreement between the parties, the Transaction shall not be a “Specified Transaction” (or similarly treated) under any other agreement between the parties. For purposes of the Equity Definitions, this Transaction is a Share Forward Transaction.

2. The terms of the particular Transactions to which this Master Confirmation relates are as follows:

General Terms:
Trade Date:	For each Transaction, as specified in the Supplemental Confirmation.
Effective Date:	For each Transaction, the first day occurring on or after the Trade Date on which Shares sold through [AGENT NAME], acting as forward seller for Dealer (the “Agent”) pursuant to the [Equity Distribution Agreement] dated [●], 2025 and as may be amended from time to time, among Counterparty, Dealer and the other parties thereto [(the “Equity Distribution Agreement”)] have settled.
Seller:	Counterparty
Buyer:	Dealer
Shares:	Shares of common stock of Counterparty, par value USD $0.01 per share (Ticker Symbol: “CWT”)
Pricing Notification:	If applicable as indicated in the Supplemental Confirmation, after the Hedge Completion Date, Dealer will furnish Counterparty with a notification substantially in the form of Annex B hereto.
Number of Shares:	For each Transaction, as specified in the Supplemental Confirmation.
Initial Number of Shares:	The Number of Shares as of the Hedge Completion Date.

Hedge Completion Date:	For each Transaction, the earliest of (i) the date specified in writing as the Hedge Completion Date by Counterparty, (ii) any Settlement Date and (iii) the date specified in the applicable Supplemental Confirmation.
Initial Forward Price:	For each Transaction, as set forth in the Supplemental Confirmation.
Forward Price:	(a) On the Hedge Completion Date, the Initial Forward Price; and
(b) on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that, on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.
Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i) (a) the Overnight Bank Funding Rate for such day minus (b) the Spread divided by (ii) 365.
Overnight Bank Funding Rate:	For any day, the rate set forth for such day opposite the caption “Overnight Bank Funding Rate”, as such rate is displayed on Bloomberg Screen “OBFR01<Index><GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.
Spread:	For each Transaction, as specified in the Supplemental Confirmation.
Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Forward Price Reduction Dates:	For each Transaction, as specified in the Supplemental Confirmation.
Forward Price Reduction Amounts:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date in the Supplemental Confirmation.
Exchange:	The New York Stock Exchange
Related Exchange(s):	All Exchanges
Clearance System:	The Depository Trust Company
Securities Act:	The Securities Act of 1933, as amended

Exchange Act:	The Securities Exchange Act of 1934, as amended
Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines, in its commercially reasonable judgment, is material”.
Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Regulatory Disruption:	Any event that Dealer, based on the advice of counsel, determines makes it reasonably necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures that generally apply to transactions of a nature and kind similar to the particular Transaction and have been adopted in good faith by Dealer (whether or not such policies or procedures are imposed by law or have been voluntarily adopted by Dealer) for Dealer to refrain from or decrease any market activity in connection with such Transaction.
Settlement:
Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent)
Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Final Date that is either:
(a) designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements, if applicable, and is delivered to Dealer no later than (i) [12:00 pm NY time on the][the second][12] Scheduled Trading Day immediately prior to such Settlement Date, which may be the Final Date, if Physical Settlement applies, and (ii) a number of Scheduled Trading Days prior to such Settlement Date specified in the Supplemental Confirmation (the “Notice Period”), which may be the Final Date, if Cash Settlement or Net Share Settlement applies; provided that, if Dealer shall have fully unwound its hedge with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than one Scheduled Trading Day prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date, such notice to be delivered at least one Scheduled Trading Day prior to the designated Settlement Date; or

1 Dealer to confirm.

2 BofA to use “the second”

(b) designated by Dealer as a Settlement Date pursuant to the “Termination Settlement” provisions of Paragraph 7(g);
provided that the Final Date will be a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero, and provided, further, that, following the occurrence of at least five consecutive Disrupted Days during an Unwind Period and while such Disrupted Days are continuing, Dealer may designate any subsequent Scheduled Trading Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer has determined an Unwind Purchase Price during such Unwind Period, it being understood that the Unwind Period with respect to the remainder of such Settlement Shares shall recommence on the next succeeding Exchange Business Day that is not a Disrupted Day in whole.
Final Date:	For each Transaction, as specified in the Supplemental Confirmation (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day)
Settlement Shares:	(a) With respect to any Settlement Date other than the Final Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant to the “Termination Settlement” provisions of Paragraph 7(g), as applicable; provided that the Settlement Shares so designated shall, in the case of a designation by Counterparty, (i) not exceed the Number of Shares at that time and (ii) be at least equal to the lesser of the Minimum Number of Settlement Shares and the Number of Shares at that time, in each case with the Number of Shares determined taking into account pending Settlement Shares; and
(b) with respect to the Settlement Date on the Final Date, a number of Shares equal to the Number of Shares at that time;
in each case with the Number of Shares determined taking into account pending Settlement Shares.
Minimum Number of Settlement Shares:	For each Transaction, as specified in the Supplemental Confirmation.

Settlement Method Election:	Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (taking into account any Transactions with overlapping “Unwind Periods” (as defined in the applicable Confirmation)) (A) in a manner that, in the reasonable discretion of Dealer, based on the advice of counsel, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) under the Exchange Act or (B) in its commercially reasonable judgment, due to the occurrence of five or more Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, (iii) to any Termination Settlement Date (as defined below) and (iv) if the Final Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date; provided, further, that, if Physical Settlement applies under clause (ii) immediately above, Dealer shall provide written notice to Counterparty at least one Scheduled Trading Day prior to the applicable Settlement Date.
Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and signed by Counterparty, containing the provisions set forth in clause (i) under the heading “Additional Representations and Agreements of Counterparty” in Paragraph 7(e).
Physical Settlement:	If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.
Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount in cash equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, then Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, then Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.
Cash Settlement Amount:	An amount determined by the Calculation Agent equal to:
(a) (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus USD 0.02, minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer purchases Shares during the Unwind Period to unwind its hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account Shares anticipated to be delivered or received if Net Share Settlement applies, and the restrictions of Rule 10b-18 agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus
(b) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.
Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its reasonable judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.
Unwind Period:	The period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the Scheduled Trading Day immediately preceding such Settlement Date, subject to “Termination Settlement” as described in Paragraph 7(g).
Failure to Deliver:	Applicable if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.
Share Cap:	Notwithstanding any other provision of a Confirmation, in no event will Counterparty be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of one point five times (i) the Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of such Confirmation or the Equity Definitions minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer hereunder prior to such Settlement Date.
Adjustments:
Hedging Party:	Dealer for all applicable Additional Disruption Events.
Method of Adjustment:	Calculation Agent Adjustment. Section 11.2(e) of the Equity Definitions is hereby amended by deleting clauses (iii) and (v) thereof. For the avoidance of doubt, the declaration or payment of a cash dividend will not constitute a Potential Adjustment Event.
Additional Adjustment:	If, in Dealer’s commercially reasonable judgment, the actual cost to Dealer (or its affiliate), over any 10 consecutive Scheduled Trading Day period, of borrowing a number of Shares equal to the Number of Shares to hedge in a commercially reasonable manner its exposure to the applicable Transaction exceeds a weighted average rate equal to the “Borrow Cost Threshold” as specified in the Supplemental Confirmation, the Calculation Agent shall reduce the Forward Price to compensate Dealer for the amount by which such cost exceeded a weighted average rate equal to the Borrow Cost Threshold during such period. The Calculation Agent shall notify Counterparty prior to making any such adjustment to the Forward Price.
Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event (including, for the avoidance of doubt, any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting, or Change In Law) shall be as specified below under the headings “Acceleration Events” and “Termination Settlement” in Paragraphs 7(f) and 7(g), respectively. Notwithstanding anything to the contrary herein or in the Equity Definitions, no Additional Disruption Event will be applicable except to the extent expressly referenced in Paragraph 7(f)(iv). The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “15%.”

Non-Reliance:	Applicable
Agreements and Acknowledgments:
Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges, obligations and remedies of Dealer under any Transaction, in whole or in part, to (A) a wholly-owned subsidiary of Dealer [or Dealer Parent], whose obligations hereunder are fully and unconditionally guaranteed by Dealer [or Dealer Parent], without the consent of Counterparty, (B) any other wholly-owned direct or indirect subsidiary of Dealer [or Dealer Parent] with a long-term issuer rating equal to or better than the credit rating of Dealer [or Dealer Parent] at the time of transfer without the consent of Counterparty, (C) an affiliate of Dealer [or Dealer Parent] that is also its related Manager (as such term is defined in the Equity Distribution Agreement), without the consent of Counterparty, or (D) any other affiliate of Dealer [or Dealer Parent], with the consent of Counterparty; provided that, at all times, Dealer or any assignee, transferee or other recipient of rights, title and interest, powers, privileges, obligations and remedies shall be eligible to provide a U.S. Internal Revenue Service Form W-9 or W-8ECI, or any successor thereto, with respect to any payments or deliveries under the Agreement.
3. Calculation Agent:	Dealer whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation or other information that the Calculation Agent determines in good faith is or is likely to be subject to contractual, legal or regulatory obligations.

4. Account Details:
(a) Account for delivery of Shares to Dealer:	To be furnished
(b) Account for delivery of Shares to Counterparty:	To be furnished
(c) Account for payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to each Settlement Date
(d) Account for payments to Dealer:	To be advised under separate cover or telephone confirmed prior to each Settlement Date

5. Offices:

The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party

The Office of Dealer for each Transaction is: [*].

6. Notices: For purposes of each Confirmation:

(a) Address for notices or communications to Counterparty:

California Water Service Group

1720 North First Street

San Jose, California 95112

E-mail [*]

Attention: [*]

(b) Address for notices or communications to Dealer:

[INSERT DEALER NAME AND NOTICE INFORMATION]

7. Other Provisions:

(a) Conditions to Effectiveness. Each Transaction shall be effective if and only if Shares are sold by the Agent on or after the applicable Trade Date and on or before the applicable Hedge Completion Date pursuant to the Equity Distribution Agreement. If the Equity Distribution Agreement is terminated prior to any such sale of Shares thereunder, the parties shall have no further obligations in connection with such Transaction, other than in respect of breaches of representations or covenants on or prior to such date. For the avoidance of doubt, if the Equity Distribution Agreement is terminated prior to the Hedge Completion Date, such Transaction shall remain effective with respect to any Shares that had been sold by the Agent on or after such Trade Date and prior to such termination.

(b) Equity Distribution Agreement Representations, Warranties and Covenants. On the date hereof, each Trade Date and each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of the related Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Equity Distribution Agreement. Counterparty hereby agrees to comply with its covenants contained in the Equity Distribution Agreement as if such covenants were made in favor of Dealer.

(c) Interpretive Letter. Counterparty agrees and acknowledges that each Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for each Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Equity Distribution Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(d) Agreements and Acknowledgments Regarding Shares.

(i) Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(ii) Counterparty agrees and acknowledges that Dealer (or its affiliate) will hedge its exposure to each Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or its affiliate) in connection with such Transaction may be used by Dealer (or its affiliate) to return to securities lenders without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such securities loan is effected by Dealer (or its affiliate). Accordingly, subject to Paragraph 7(h), Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or its affiliate) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(iii) Counterparty agrees and acknowledges that it has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap, solely for the purpose of settlement under each Transaction.

(iv) Unless the provisions set forth under “Private Placement Procedures” are applicable, Dealer agrees to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under the applicable Transaction.

(v) In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction, Dealer shall use its good faith efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18, as if such provisions were applicable to such purchases and any analogous purchases under any Transaction, taking into account any applicable Securities and Exchange Commission no action letters, as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control.

(e) Additional Representations and Agreements of Counterparty. As of the date hereof, each Trade Date and any other date specified below, Counterparty represents, warrants and agrees as follows:

(i) Counterparty represents to Dealer on each Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to the related Transaction, that (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares, (B) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings), there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (C) Counterparty is neither entering into the relevant Confirmation nor making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act. In addition to any other requirement set forth herein, Counterparty agrees not to designate, or to appropriately rescind or modify a prior designation of, any Settlement Date if it is notified by Dealer that, in the reasonable determination of Dealer, based on advice of counsel, such settlement or Dealer’s related market activity in respect of such date would result in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

(ii) It is the intent of Dealer and Counterparty that following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer during any Unwind Period shall comply with the requirements of Rule 10b5-l(c)(l)(i)(B) under the Exchange Act and that each Confirmation shall be interpreted to comply with the requirements of Rule 10b5-l(c) under the Exchange Act. Counterparty acknowledges that (i) during any Unwind Period Counterparty shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with each Confirmation and (ii) Counterparty is entering into, and shall act with respect to, each Confirmation and the Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 under the Exchange Act. Counterparty further agrees to act in good faith with respect to each Confirmation and the Agreement.

(iii) Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iv) During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or reasonably expects in advance of the opening to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to Rule 10b-18(b)(4) during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(v) Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under any Confirmation, under an agreement with another party or otherwise, that Counterparty reasonably believes to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of any Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty.

(vi) Counterparty will not engage in any “distribution” (as defined in Regulation M), other than a distribution meeting, in each case, the requirements of an exception set forth in each of Rules 101(b) and 102(b) of Regulation M that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) Counterparty is not insolvent, nor will Counterparty be rendered insolvent as a result of any Transaction or its performance of the terms hereof.

(ix) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(x) Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi) To Counterparty’s actual knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or its affiliates solely as a result of their being a financial institution or broker-dealer.

(xii) No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of any Confirmation and the consummation of any Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

(xiii) Counterparty (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into each Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with each Transaction; and (iii) is entering into each Transaction for a bona fide business purpose.

(xiv) Counterparty will, by the next succeeding Scheduled Trading Day notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event; provided that such notification shall not include any material non-public information regarding Counterparty.

(xv) Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million as of the date hereof and each Trade Date.

(f) Acceleration Events. Each of the following events shall constitute an “Acceleration Event”:

(i) Stock Borrow Event. In the commercially reasonable judgment of Dealer (or its affiliate) (A) is not able to hedge in a commercially reasonable manner its exposure under the related Transaction because insufficient Shares are made available for borrowing by securities lenders or (B)  would incur a cost to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under such Transaction that is greater than a rate equal to the “Maximum Borrow Cost” as specified in the Supplemental Confirmation (each, a “Stock Borrow Event”);

(ii) Dividends and Other Distributions. On any day occurring after the Trade Date for each applicable Transaction, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this Paragraph 7(f)(ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period in the Supplemental Confirmation, (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by the Issuer with respect to the Shares that, in the commercially reasonable determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer;

(iii) ISDA Termination. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case, except as otherwise specified herein and except as a result of an Event of Default under Section 5(a)(i) of the Agreement, the provisions of Paragraph 7(g) shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(iv) Other ISDA Events. An Announcement Date occurs in respect of any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting or the occurrence of any Hedging Disruption or Change in Law; provided that, in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); provided, further, that (i) the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (A) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (B) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date” and (ii) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”) or any similar provision in any legislation enacted on or after the Trade Date for each applicable Transaction; or

(v) Ownership Event. In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). For purposes of this clause (v), the “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation or regulatory order or Counterparty constituent document that for any reason is, or after the Trade Date for each applicable Transaction becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date for each applicable Transaction) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding.

(g) Termination Settlement. Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the applicable Transaction, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof. Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event.

(h) Private Placement Procedures. If Counterparty is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer or its affiliates to securities lenders as described under such sub-paragraph (ii) or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

(i) If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding this Master Confirmation or the Agreement, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii) If Counterparty delivers any Restricted Shares in respect of the applicable Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(i) Indemnity. Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Counterparty in the applicable Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, except to the extent determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s gross negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in the applicable Confirmation or the Agreement. The foregoing provisions shall survive any termination or completion of any Transaction.

(j) Waiver of Trial by Jury. COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVE (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Governing Law/Jurisdiction. Each Confirmation and any claim, controversy or dispute arising under or related to such Confirmation shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(l) Designation by Dealer. Notwithstanding any other provision in any Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the applicable Transactions and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(m) Insolvency Filing. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the Bankruptcy Code in respect of the Issuer, the Transactions shall automatically terminate on the date thereof without further liability of either party to the applicable Confirmations to the other party (except for any liability in respect of any breach of representation or covenant by a party under such Confirmations prior to the date of such Insolvency Filing or other proceeding), it being understood that each Transaction is a contract for the issuance of Shares by the Issuer.

(n) Disclosure. Effective from the date of commencement of discussions concerning any Transaction, Dealer, Counterparty and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

(o) Right to Extend. In connection with either Cash Settlement or Net Share Settlement, Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, based on the advice of counsel, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory or self-regulatory requirements or with related policies and procedures applicable to Dealer that generally apply to transactions of a nature and kind similar to such Transaction.

(p) Counterparty Share Repurchases. Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 4.5%. The “Outstanding Share Percentage” as of any day is the fraction (1) the numerator of which is the aggregate of the Number of Shares for the related Transaction and the “Number of Shares” (as defined in the applicable Confirmation) under any outstanding Transactions and (2) the denominator of which is the number of Shares outstanding on such day.

(q) Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder (including all persons who may form a “group” within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (collectively, the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder) in excess of 4.9% of the then outstanding Shares (the “Threshold Number of Shares”) or (iii) Dealer would hold 5% or more of the number of Shares of Counterparty’s outstanding common stock or 5% or more of Counterparty’s outstanding voting power (the “Exchange Limit”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares or (iii) Dealer would directly or indirectly hold in excess of the Exchange Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares or (iii) Dealer would not directly or indirectly hold in excess of the Exchange Limit.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

(r) Commodity Exchange Act. Each of Dealer and Counterparty agrees and represents that (i) it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”) and (ii) each Confirmation and each Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(s) Bankruptcy Status. Subject to Paragraph 7(m), Dealer acknowledges and agrees that this Master Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the applicable Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the applicable Transactions.

(t) No Collateral or Setoff. Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. No other obligations of the parties shall be set off against obligations in respect of the Transactions, whether arising under this Master Confirmation, a Confirmation, the Agreement and any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, except that set-off solely with respect to amounts payable under the Transactions and any and all Transactions governed by this Master Confirmation and the Agreement shall be permissible.

(u) Tax Matters.

(i) Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, each of Dealer and Counterparty makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that may be treated as interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (A) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (B) the satisfaction of the agreement contained in Section 4(a)(i) or Section 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or Section 4(a)(iii) of the Agreement and (C) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (B) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(ii) Payee Tax Representations. For the purpose of Section 3(f) of the Agreement:

(1) Dealer makes the following representations:3

a.	[•]

(2) Counterparty makes the following representations:

a.	[It is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes. It is a corporation organized and existing under the laws of the State of Delaware and is an exempt recipient within the meaning of section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.][4]

(iii) Withholding Tax imposed on payments to non-U.S. counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Paragraph 7(u)(i) and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any FATCA Withholding Tax. For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“FATCA Withholding Tax” means any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

3 Each Dealer to provide its reps.

4 Company to confirm

(iv) 871(m) Protocol. To the extent that either party to the Agreement with respect to the applicable Transactions is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by ISDA on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to this Master Confirmation and the Agreement with respect to such Transactions as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to this Master Confirmation and the Agreement with respect to such Transactions, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to this Master Confirmation and the Agreement with respect to such Transactions, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of the applicable Transaction. For greater certainty, if there is any inconsistency between this provision and the provisions contained in any other agreement between the parties with respect to such Transactions, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.

(v) Tax Documentation. For the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Counterparty shall provide to Dealer a valid and duly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, that eliminates U.S. federal backup withholding tax on payments to Counterparty under this Master Confirmation with the “C Corporation” box checked on line 3 thereof, Such form shall be completed accurately and in a manner reasonably acceptable to the Dealer and shall be delivered (i) on or before the date of execution of this Master Confirmation; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become inaccurate or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents (to the extent it is so entitled to provide legally and without undue burden) reasonably requested by Dealer to allow Dealer to make a payment under the applicable Confirmation without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate.

For the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Dealer shall provide to Counterparty a valid and duly executed U.S. Internal Revenue Service Form [W-9]5[W-8ECI]6, or any successor thereto. Such form shall be completed accurately and in a manner reasonably acceptable to the Counterparty and shall be delivered (i) on or before the date of execution of this Master Confirmation; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such tax form previously provided by Dealer has become inaccurate or incorrect. Additionally, Dealer shall, promptly upon request by Counterparty, provide such other tax forms and documents (to the extent it is so entitled to provide legally and without undue burden) reasonably requested by Counterparty to allow Counterparty to make a payment under the applicable Confirmation without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate.

5 Dealer to confirm.

6 Dealer to confirm.

(vi) Deduction or Withholding for Tax. Sections 2(d)(i), 2(d)(i)(4), 2(d)(ii)(1) of the Agreement and the definition of “Tax” are hereby amended by replacing the words “pay”, “paid”, “payment” or “payments” with the words “pay or deliver”, “paid or delivered”, “payment or delivery” or “payments or deliveries”, respectively.

(vii) Change of Account.  Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “change” in the fourth line thereof: “; provided that if any new account of one party is not in the same tax jurisdiction as the original account, the other party shall not be obliged to pay, for tax reasons, any greater amount under this Master Confirmation and shall not be obliged to accept any lesser amount under this Master Confirmation as a result of such change than would have been the case if such change had not taken place.”

(v) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the WSTAA, (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date for each applicable Transaction, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement the applicable Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under such Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Acceleration Event).

(w) Other Forwards / Dealers. Dealer acknowledges that Counterparty has entered or may enter in the future into one or more substantially similar forward transactions for the Shares (each, an “Other Forward” and collectively, the “Other Forwards”) with one or more dealers (each, an “Other Dealer” and collectively, the “Other Dealers”). Dealer and Counterparty agree that if Counterparty designates a “Settlement Date” with respect to one or more Other Forwards for which “Cash Settlement” or “Net Share Settlement” is applicable, and the resulting “Unwind Period” for such Other Forwards coincides for any period of time with an Unwind Period for any Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and length of such Overlap Unwind Period, and Dealer shall be permitted to purchase Shares to unwind its hedge in respect of the applicable Transactions only on alternating Scheduled Trading Days during such Overlap Unwind Period, commencing on the first, second, third or later Scheduled Trading Day of such Overlap Unwind Period, as notified to Dealer by Counterparty at least one Scheduled Trading Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, may be every other Scheduled Trading Day if there is only one Other Dealer, every third Scheduled Trading Day if there are two Other Dealers, etc.).

(x) Delivery of Cash. For the avoidance of doubt, nothing in any Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the related Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40 (formerly EITF 00-19) as in effect on the Trade Date for such Transaction (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting (i) Paragraph 7(i) or (ii) any damages that may be payable by Counterparty as a result of breach of such Confirmation.

(y)            Counterparts.

(i) Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  The words “execution,” “signed,” “signature” and words of like import in this Master Confirmation or in any other certificate, agreement or document related to this Master Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Master Confirmation or the Agreement.

(ii) Notwithstanding anything to the contrary in the Agreement, either party may deliver to the other party a notice relating to any Event of Default or Termination Event under this Master Confirmation by e-mail.

(z)            CARES Act. Counterparty represents to Dealer on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to the related Transaction that neither Counterparty nor any of its subsidiaries has applied, and shall not until after the first date on which no portion of such Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of such Transaction, apply for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (I) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (II) (X) requires under other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Issuer, and that it has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (Y) where the terms of such Transaction would cause Counterparty under any circumstance to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”), other than any such applications for Restricted Financial Assistance that were (or would be) made (x) based on the advice of outside counsel of national standing that the terms of such Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (y) after delivery to Dealer of evidence or other guidance from a governmental authority with jurisdiction for such program or facility that such Transaction is permitted under such program or facility (either by specific reference to such Transaction or by general reference to transactions with the attributes of such Transaction in all relevant respects).

[[(aa)] US Resolution Stay Protocol.

The parties agree that the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”) page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Master Confirmation, and for such purposes this Master Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity” and for the avoidance of doubt shall be the only Counterparty Entity. In the event that, after the date of this Master Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this Paragraph [7(z)]. In the event of any inconsistencies between this Master Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this Paragraph [7(z)] without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this Paragraph [7(z)], references to “this Master Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this Paragraph [7(z)] shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” mean the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1- 7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]7

[[(bb)]]8

7 To be included if Dealer so requires.

8 Dealer to add any boilerplate.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Master Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

[DEALER NAME]

By:
Name:
Title:

Confirmed as of the date first above written:

CALIFORNIA WATER SERVICE GROUP

By:
Name:
Title:

ANNEX A

SUPPLEMENTAL CONFIRMATION9

Date:       [*], 20[*]

To:	California Water Service Group

1720 North First Street

San Jose, California 95112

E-mail: [*]

Attention: [*]

From:      [DEALER NAME AND NOTICE INFORMATION]

Ladies and Gentlemen:

This Supplemental Confirmation is the Supplemental Confirmation contemplated by the Master Confirmation for Share Forward Transactions dated as of [*], 20[*] (the “Master Confirmation”) between California Water Service Group and [DEALER NAME]. The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Counterparty and Dealer as of the Trade Date for the Transaction referenced below. This Supplemental Confirmation supplements, forms part of and is subject to the Master Confirmation.

Terms not defined herein shall have the meaning ascribed to them in the Master Confirmation. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified herein.

The terms of the Transaction to which this Supplemental Confirmation relates and for all purposes under the Confirmation:

(a)	The Trade Date is [*], 20[*];

(b)	The Number of Shares [shall be as set forth in the Pricing Notification, to be the aggregate number of Shares sold through the Agent pursuant to the Equity Distribution Agreement during the period from and including the Trade Date through and including the Hedge Completion Date][10] [is [*]][11] ; provided, however, that on each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date;

(c)	The Minimum Number of Settlement Shares is [*];

(d)	The Hedge Completion Date [shall be a date that is on or before [*], 20[*]][12] [is [*], 20[*]][13];

9 NTD: Company to confirm Master/Supplement structure.

10 NTD: Insert if not using upfront block pricing.

11 NTD: Insert if using upfront block pricing.

12 NTD: Insert only if not using upfront block pricing.

13 NTD: To be the trade date if using upfront block pricing.

(e)	The Initial Forward Price [shall be an amount in USD as set forth in the Pricing Notification, to be [*]% of the volume weighted average price at which the Shares are sold through the Agent pursuant to the Equity Distribution Agreement during the period from and including the Trade Date through and including the Hedge Completion Date, adjusted as the Calculation Agent determines appropriate to (i) reflect on each relevant day the sum of 1 and the Daily Rate for such day multiplied by the then-Initial Forward Price as of such day (which, for the avoidance of doubt, may be based on sales of Forward Hedge Shares that have settled) and (ii) reduce the then-Initial Forward Price by the relevant Forward Price Reduction Amount on each Forward Price Reduction Date occurring on or before the Hedge Completion Date][14][is USD [*]];[15]

(f)	The Final Date is [*], 20[*];

(g)	The Spread is [*] basis points per annum;

(h)	The Forward Price Reduction Dates and the Forward Price Reduction Amounts are as follows:

Forward Price Reduction Date	Forward Price Reduction Amount
Trade Date	USD 0
[*], 20[*]	USD [*]
[*], 20[*]	USD [*]
[*], 20[*]	USD [*]
[*], 20[*]	USD [*]
[*], 20[*]	USD [*]
[*], 20[*]	USD [*]

(h) The Borrow Cost Threshold is [*] basis points per annum;

(i) The Notice Period is [*] Scheduled Trading Days;

(j) The Maximum Borrow Cost is [*] basis points per annum; and

[(j) There shall not be a Pricing Notification for the Transaction.]16

[Signature Pages Follow]

14 NTD: Insert if not using upfront block pricing.

15 NTD: If using upfront block pricing, then specify Initial Forward Price here.

16 NTD: Insert if using upfront block pricing.

2

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Supplemental Confirmation for that purpose and returning it to us.

Yours sincerely,

[DEALER NAME]

By:
Name:
Title:

3

Confirmed as of the date first above written:

CALIFORNIA WATER SERVICE GROUP

By:
Name:
Title:

4

ANNEX B

PRICING NOTIFICATION

Date: [*], 20[*]

To:	California Water Service Group

1720 North First Street

San Jose, California 95112

E-mail: [*]

Attention: [*]

From:      [DEALER NAME AND NOTICE INFORMATION]

Ladies and Gentlemen:

This Pricing Notification is the Pricing Notification contemplated by the Master Confirmation for Share Forward Transactions dated as of [*], 20[*] (the “Master Confirmation”), as supplemented by the Supplemental Confirmation dated as of [*], 20[*] (the “Supplemental Confirmation,” and together with the Master Confirmation, the “Confirmation”), each between California Water Service Group and [DEALER NAME].

Terms not defined herein shall have the meaning ascribed to them in the Confirmation.

For all purposes under the Confirmation,

(a) the Hedge Completion Date is [*], 20[*];

(b) the Number of Shares is [*], subject to further adjustment in accordance with the terms of the Confirmation; and

(c) the Initial Forward Price is USD [*].

[Signature Pages Follow]

[Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Pricing Notification for that purpose and returning it to us.]17

Yours sincerely,
[DEALER NAME]

By:
Name:
Title:

17 To be included if dealer so requires.

[Confirmed as of the date first above written:

CALIFORNIA WATER SERVICE GROUP

By:
Name:
Title:][18]

18 To be included if dealer so requires.